EXHIBIT A

YURI ITKIS GAMING TRUST ANNOUNCES SUCCESSFUL

SHORT FORM MERGER WITH FORTUNET

LAS VEGAS, March 3, 2010 — The Yuri Itkis Gaming Trust of 1993 (the “Trust”) announced today that it successfully completed a “short form” merger in which FortuNet, Inc. (Nasdaq: FNET) (“FortuNet”) became a wholly owned subsidiary of the Trust.  The merger followed a successful tender offer that expired on February 17, 2010.  With the merger complete, FortuNet is taking the appropriate steps to cause its shares to cease to be traded on the Nasdaq Capital Market.

ABOUT FORTUNET, INC.

According to its website, FortuNet, together with its wholly owned subsidiaries, Millennium Games, Star Bingo Holdings, LLC, and Star Bingo Supply, LLC, is engaged primarily in the business of designing, manufacturing, field maintenance of, and leasing electronic gaming and entertainment systems throughout North America.  FortuNet derives substantially all of its revenues from the gaming industry in the United States and Canada.

CONTACT:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokers Call (212) 440-9800

All Others Call Toll Free (800) 868-1390